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VARSITY SPIRIT CORPORATION
EXHIBIT 10(B)


                               SERVICES AGREEMENT

         THIS SERVICES AGREEMENT ("Agreement") is entered into as of May __, 1996, by and between Michael J. Olmstead ("Olmstead") and VARSITY USA, INC., a Tennessee corporation (the "Company").

                                R E C I T A L S:

         A. The Company either directly or indirectly through its parent, Varsity Spirit Corporation, a Tennessee corporation ("Varsity"), is in the business of (i) designing, marketing and selling products to the school spirit industry, including cheerleader, dance team and booster club uniforms and accessories, (ii) operating youth, junior high, high school and college cheerleader and dance team camps, clinics and competitions and (iii) organizing and facilitating special events, including travel programs and tour packages offered to school spirit groups.

         B. United Special Events, Inc. has been an owner and operator of a business engaged in (i) organizing and operating camps and clinics for cheerleaders, dance teams, song leaders, drill teams, drum majors, color guards and mascots, and their choreographers, coaches and faculty advisors (such groups being referred to herein as "Spirit Groups" and such camps being referred to herein as "Spirit Camps"), (ii) organizing and operating competitions and other special events for Spirit Groups, including travel programs and tours for Spirit Groups ("Spirit Events"), and (iii) designing, marketing, distributing and selling uniforms, accessories and other goods selected for Spirit Groups (the "Uniform Business" and collectively with Spirit Camps and Spirit Events, the "Business").

         C. The Company purchased immediately prior to execution of this Agreement various assets and rights used in the Business of United Special Events, Inc., a company that employed Olmstead prior to such acquisition and in which Olmstead had a significant ownership interest at the time of such acquisition, and intends to utilize such assets and rights in connection with the school spirit and cheerleader and dance team camp operations of the Company.

         D. As a result of his prior employment and ownership, Olmstead has acquired confidential proprietary business information and trade secrets of the Business and which information and trade secrets form a substantial and valuable asset to the Company.

         E. The Company desires to retain Olmstead as its President for a term of one (1) year and as a consultant for four (4) years thereafter, and Olmstead desires to be so employed by the Company and to provide such consulting services to the Company, and to work with the Company's affiliates, on the terms and conditions set forth herein.

         F. As a condition of the Company's purchase of assets and rights relating to the Business, the Company desires to bind Olmstead to certain restrictive covenants and Olmstead agrees to be so bound, on the terms and conditions set forth herein.

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         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Terms of Services. Subject to the terms and conditions set forth herein, including Section 10:

                 (a) the Company will employ Olmstead and Olmstead will serve as President of the Company for a term commencing as of May 15, 1996 (the "Effective Date") and ending on May 15, 1997 (the "Employment Term"); and

                 (b) the Company will engage Olmstead as a consultant and Olmstead will provide consulting services to Company for a term commencing as of May 15, 1997 and ending on May 15, 2001 (the "Consulting Term").

         2.      Duties.

         During the Employment Term, Olmstead will serve as President of the Company, subject to the terms of this Agreement and the direction and control of the Chief Executive Officer and the Board of Directors of the Company and their duly appointed designees. While the Company recognizes that Olmstead will continue to manage United Special Events, Inc. under another name and such entity will require certain commitments on the part of Olmstead which commitments the Company understands and consents to, Olmstead shall nevertheless, during the Employment Term, serve the Company on a full time basis faithfully, diligently and competently and to the best of his ability. During the Consulting Term, Olmstead will provide consulting services to the Company on such matters pertaining to the Business that may be reasonably identified from time to time by reasonable advance notice from the Company's Chief Executive Officer or Board of Directors or their duly appointed designees. Olmstead shall, during the Consulting Term, advise the Company on a part time basis faithfully, diligently and competently and to the best of his ability. It is understood and agreed by the parties hereto that the above referenced part time consulting commitment of Olmstead to the Company on an annualized basis shall (a) during the entire Consulting Term not involve more than approximately twenty (20) business days per annum of out-of-town travel by Olmstead and (b) during the first and second years of the Consulting Term be approximately twenty-five percent (25%) of a full time business commitment and during the third and fourth years of the Consulting Term approximately twenty percent (20%) of a full time business commitment. For tax and all other purposes, Olmstead shall be an employee of the Company during the Employment Term and an independent contractor of the Company during the Consulting Term.

         3. Compensation. The Company shall have the following compensation obligations, which shall be cumulative:

                 (a) During the Employment Term, the Company shall pay to Olmstead for services rendered by Olmstead under this Agreement, a salary at a rate of $70,000.00 per annum ($5,833.33 per month). Such amount shall be payable in arrears not less frequently





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         than monthly, but otherwise in accordance with the Company's ordinary payroll practices. Payments made pursuant to this paragraph (a) while Olmstead is an employee of the Company (which are sometimes referred to herein as the "Salary") shall be treated as wages for withholding and employment tax purposes; and

                 (b) During the Consulting Term, the Company shall pay to Olmstead for consulting services rendered by Olmstead under this Agreement consulting fees of $20,000.00 per annum ($1,666.67 per month). Such amount shall be payable in arrears on the last day of each month during the Consulting Term. Payments made pursuant to this paragraph (b) while Olmstead is a consultant to the Company (which are sometimes referred to herein as the "Consulting Fees") shall not, unless otherwise required by law, be treated as wages for withholding and employment tax purposes.

         4. Insurance. During the Employment Term and Consulting Term, the Company shall be entitled to obtain as the beneficiary "key man" or similar other life insurance on Olmstead in an amount that the Company shall in its discretion deem necessary or appropriate. Olmstead shall cooperate with all requirements necessary for obtaining such insurance, including, without limitation, submitting to any tests or physicals reasonably required by the insurers in order to obtain and maintain such insurance.

         5.      Benefits.

                 (a) Olmstead shall be entitled during the Employment Term to participate in such employee benefit plans and programs, including, without limitation, profit sharing, cafeteria and health insurance plans, as are maintained from time to time for employees of the Company to the extent that his position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Olmstead's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable from time to time thereto.

                 (b) During the Employment Term, Olmstead shall be entitled to that number of weeks of paid vacation as authorized under the Company's normal vacation policy in effect from time to time, such vacation to be taken at times mutually acceptable to Olmstead and the Company, and such holidays as are observed by the Company from time to time. Accrued, unused vacation may not be carried over from one year to the next, and Olmstead shall not be entitled to pay in lieu of vacation.

                 (c) During the Consulting Term, Olmstead shall not be entitled to participate or otherwise rely upon any benefit plans or programs of the Company and shall have no entitlement to any paid vacation or holidays.

         6. Reimbursement of Expenses. To the extent consistent with the general expense reimbursement policies maintained by the Company from time to time, during the Employment





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Term and the Consulting Term, Olmstead shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Olmstead incurs in connection with performing his duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to approval prior to their incurrence of the Company's Board of Directors or Chief Executive Officer or their duly appointed designees.

         7.      Restrictive Covenants.  Olmstead acknowledges and agrees that
(i) by virtue of his past ownership and employment by the Business he has learned, and by virtue of his employment and consulting relationship with the Company he will learn, valuable trade secrets and other proprietary information, including but not limited to the Company's customer lists, relating to the Business, (ii) Olmstead's skills, knowledge and services to the Company are unique in nature, (iii) the Business is international in scope and
(iv) the Company would be irreparably damaged if Olmstead were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as a condition of and inducement to the Company's purchase of the Business and as an inducement to the Company to enter into this Agreement, and in addition to any other restrictions to which Olmstead shall have agreed to be subject pursuant to the asset acquisition referred to in Recital C hereto, Olmstead agrees that during the Employment Term and the Consulting Term (collectively, the "Restricted Period"), neither Olmstead nor any Affiliate of Olmstead (as defined below) shall:

                 (a) directly or indirectly, on his own behalf, or on behalf of any other person, firm, corporation, trust, or other entity, and whether acting as an officer, director, employee, partner, agent, consultant or otherwise, engage in, or assist in any way, financially or otherwise, any person, firm, corporation, trust or other entity that is engaged, or which proposes to engage, in the Business within the United States or any other place where the Business has been conducted prior to or is conducted or proposed to be conducted on the Closing Date (the "Territory"), provided that the foregoing shall not prohibit activities of USE undertaken in accordance with the terms of the Marketing Agreement in connection with the Retained Business;

                 (b) directly or indirectly solicit, attempt to solicit, or otherwise divert, or attempt to divert, any participant, supplier or customer of the Business for a purpose or with a result that is competitive with the Business except as permitted by the Marketing Agreement in connection with the Retained Business;

                 (c) employ, engage or contract for the services of any person who is employed in the Business as of the date hereof, unless the employment of such person is thereafter terminated without cause by Buyer or unless such employment, engagement or contracting, as the case may be, is undertaken in accordance with the terms of the Marketing Agreement in connection with the Retained Business;

                 (d) knowingly or intentionally damage or destroy the goodwill of the Business




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         with its suppliers, employees, patrons, customers and others who may at any time have or have had relations with the Business;

                 (e) encourage, recommend, or approve the use at any time of the services of any competitor of the Business within the Territory, provided that the foregoing shall not prohibit activities of USE undertaken in accordance with the terms of the Marketing Agreement in connection with the Retained Business; or

                 (f) except as may be necessary to enforce rights under this Agreement, reveal to any third person any difference of opinion between Olmstead and the management of the Business.

                 If any court of competent jurisdiction shall finally hold that the time, territory or any other provision set forth in this Section 7 constitutes an unreasonable restriction, such provision of this
         Section 7 shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction under the circumstances involved. Olmstead acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and Varsity and that any breach by Olmstead of any provision hereof will result in irreparable injury to the Company and Varsity. Olmstead acknowledges that the Company and Varsity shall be entitled to preliminary and permanent injunctive relief in any action seeking to enforce the provisions of this Section 7. Olmstead acknowledges that the Company and Varsity shall be entitled to an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.

         8. Disclosure of Confidential Information. Olmstead recognizes that as a result of his prior employment by and ownership of the Business he possesses or as a result of his employment by and consulting relationship with the Company he will become in possession of Confidential Information (as defined below). Accordingly, as an inducement for the Company to purchase such assets and to enter into this Agreement, Olmstead agrees that:

                 (a) for the longest period permitted by law from the date of this Agreement, Olmstead and each Affiliate of Olmstead shall hold in strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or entity or intentionally or negligently disclose in a manner which could be harmful to the Company to any person, firm or corporation except the Company, an Affiliate of the Company or employees of the Company or an Affiliate of the Company any Confidential Information (as defined below). For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information, including but not limited to customer lists, relating to the manufacturing and marketing by the Company or any Affiliate thereof of products and services, from time to time, which at the time or times





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         concerned is protectible as a trade secret under applicable law, and which has been or is from time to time disclosed to or known by Olmstead. As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise;

                 (b) Olmstead and each Affiliate of Olmstead (and if deceased, his legal representative, who shall be the person set forth as such in Section 12(a) until written notice of a successor is delivered to the Company (the "Representative")) shall promptly following a request therefor from the Company return to the Company, without retaining copies, all property of the Company, including but not limited to all letters, lists, notes, reports, memorandums, documents, data and computer programs which are or which contain Confidential Information, it being agreed by Olmstead on behalf of his heirs, successors and assigns that the Company shall be entitled to rely on any action taken by the Representative in connection with this paragraph (b); and

                 (c) at the request of the Company made at any time or from time to time hereafter, Olmstead and each Affiliate of Olmstead (and if deceased, the Representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or its representatives in any controversy or legal proceedings involving the Company, its Affiliates or its representatives with respect to any Confidential Information.

         9. Specific Performance. Olmstead agrees that any violation by him of Sections 7 or 8 of this Agreement, as applicable, would be highly injurious to the Company and its Affiliates and would cause irreparable harm thereto. By reason of the foregoing, Olmstead consents and agrees that if he violates any provision of Sections 7 or 8 of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any threatened or actual continuing violation of, the provisions of such Section. In the event Olmstead breaches a covenant contained in this Agreement, the Restricted Period applicable to Olmstead with respect to such breached covenant shall be extended for the period of such breach. Olmstead also recognizes that the territorial, time and scope limitations set for in Section 7 and 8, as applicable, are reasonable and are properly required for the protection of the Company. In the event any territorial, time or scope limitation contained in this Agreement is deemed to be unreasonable by a court of competent jurisdiction, the Company and Olmstead agree, and Olmstead submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

         10.     Termination; Severance.





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                 (a)      Notwithstanding the provisions of Section 1 and the
         other provisions of this Agreement, Olmstead's employment and consulting relationship with the Company may be terminated at any time by the Company's Chief Executive Officer or Board of Directors "for cause," which shall include (i) Olmstead's conviction for, or plea of nolo contendere to, a felony, (ii) Olmstead's commission of an act involving self-dealing, fraud or personal profit materially injurious to the Company or any of its Affiliates, (iii) Olmstead's commission of an act of willful misconduct or gross negligence in the conduct of his duties hereunder, (iv) habitual absenteeism or any illegal use, sale manufacture or dispensing of controlled substances on the part of Olmstead, (v) Olmstead's failure to perform his duties hereunder in a manner reasonably satisfactory to the Company, (vi) Olmstead's breach or violation of any internal policies or rules of the Company, including but not limited to those rules adopted by the Company concerning the purchase and sale of the Company's or any of its Affiliate's common stock or other securities by employees of the Company, or (vii) Olmstead's breach of any material provision of this Agreement. Any termination by the Company under this Section 10(a) shall be in writing and shall set forth the reason for such termination. In the event of termination under this Section 10(a), the Company's obligations under this Agreement shall cease and Olmstead shall forfeit all right to receive any compensation or benefits under this Agreement, except that Olmstead shall be entitled to his Salary and benefits (under Section 5) and Consulting Fees for services already performed as of the date of termination of this Agreement. Without limitation, termination of Olmstead pursuant to this Section 10(a) shall not relieve Olmstead of his obligations under Sections 7 or 8 hereof. The parties hereto agree that in the event Olmstead notifies the Company within thirty (30) days of any termination pursuant to this paragraph (a) that he disagrees with the Company's "for cause" determination that such controversy shall be settled by binding arbitration in Santa Clara County, California by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If after review it is determined that the termination was not made "for cause" then the termination shall be deemed to have been made pursuant to paragraph
         (b) of this Section 10 and Olmstead shall be entitled to the compensation and other benefits provided for thereby.

                 (b) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Olmstead's employment with the Company may be terminated at any time by the Company's Chief Executive Officer or Board of Directors without cause, provided that in the event of such a termination, Olmstead shall be entitled to his Salary and benefits (under Section 5) through the end of the Employment Term and continuation of his Consulting Fees through the end of the Consulting Term (the "Severance Period"). Olmstead shall use reasonable efforts during the Severance Period to find alternate employment in the event his employment hereunder is terminated without cause and the obligations of the Company as to Salary continuation hereunder during the Employment Term (but not the Consulting Term) shall be less any income received by Olmstead from such alternate employment (other than income received from the Retained Business) and the obligation of the Company to continue benefits hereunder shall be reduced to the extent comparable benefits are available to Olmstead in connection with such alternate employment. Except as otherwise specifically provided above, the Company's obligations under this Agreement





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         shall cease upon termination and Olmstead shall forfeit all other rights and benefits under this Agreement. Without limitation, a termination of Olmstead pursuant to this Section 10(b) shall not relieve Olmstead of his obligations under Sections 7 or 8 hereof. Any termination by the Company under this Section 10(b) shall be in writing.

         11.     Death or Disability.

                 (a) If Olmstead becomes permanently disabled (determined as provided below) during the Employment Term or the Consulting Term, his employment or consulting relationship, as the case may be, shall terminate as of the date such permanent disability is determined. Olmstead shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with the Company and not expected to recover from his disability within a period of three (3) months from the commencement of the disability. If at any time Olmstead claims or is claimed to be permanently disabled, a physician acceptable to both Olmstead, or the Representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine Olmstead. Olmstead shall cooperate fully with the physician. If the physician determines that Olmstead is permanently disabled, the physician shall deliver to the Company a certificate certifying both that Olmstead is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

                 (b) Olmstead's right to his compensation and benefits under this Agreement shall cease upon his death or disability, except that (i) Olmstead (or his estate or heirs) shall be entitled to his Salary and benefits (under Section 5) and Consulting Fees for services performed as of the date of his death or permanent disability, (ii) with respect to termination due solely to Olmstead's permanent disability as determined pursuant to this Section 11, he shall also be entitled to his Salary and benefits (under Section 5) and Consulting Fees through the period ending nine (9) months after the date such permanent disability began; provided, however, that any such amounts for Salary continuation shall be reduced by any amount received by Olmstead under any governmental program and/or any disability insurance policy or program and (iii) with respect to termination due solely to Olmstead's death, his estate or heirs shall be entitled to Olmstead's Salary and Consulting Fee through the period ending six (6) months after the date of Olmstead's death.

         12.     Miscellaneous.

                 (a) All notices hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:





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                                  If to Olmstead:

                                  Michael J. Olmstead
                                  3825 Middlefield Road
                                  Palo Alto, California  94303


                                  If to the Representative:

                                  Michelle Olmstead
                                  3825 Middlefield Road
                                  Palo Alto, California  94303


                                  If to the Company:

                                  Varsity USA, Inc.
                                  c/o Varsity Spirit Corporation
                                  2525 Horizon Lake Drive
                                  Memphis, Tennessee  38133
                                  Attention:   Jeffrey G. Webb
                                               John M. Nichols

       and/or at such other addresses and/or to such other addressees as may be designated by notice given in accordance with the provisions hereof.

                 (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any person or entity acquiring all or substantially all of the Business of the Company (whether by sale of stock, sale of assets, merger, consolidation or otherwise).

                 (c) This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

                 (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.





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                 (e)      If any provisions of this Agreement (or portions
         thereof) shall, for any reason, be deemed invalid or unenforceable by any court of competent jurisdiction, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.

                 (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

                 (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.

                 (h) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of California applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        VARSITY USA, INC.



                                        By:  /s/ JOHN M. NICHOLS
                                             ----------------------------------
                                          Name:  John M. Nichols
                                         Title:  Senior Vice President - Chief
                                                   Financial Officer


                                        MICHAEL J. OLMSTEAD

                                        /s/ MICHAEL J. OLMSTEAD
- - -------------------------------------------------------------------------------





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